UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 4, 2019

CEVA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-49842 (Commission File Number)	77-0556376 (I.R.S. Employer Identification No.)

1174 Castro Street, Suite 210, Mountain View, CA (Address of Principal Executive Offices)	94040 (Zip Code)

650/417-7900
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Security Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 4, 2019, the Board of Directors of CEVA, Inc. (the “Company”) approved the appointment of Michael Boukaya as the Chief Operating Officer of the Company, effective as of April 4, 2019. He will be responsible for overseeing all the activities related to research and development and marketing for the Company’s hardware and software IP platforms, and will report directly to Gideon Wertheizer, the Chief Executive Officer of the Company.

Mr. Boukaya, age 44, served as Vice President and General Manager of the Wireless Business Unit of the Company from October 2014 to April 2019, and prior to that, from January 2006 to October 2014 as Chief Architect of the Company’s DSP processor architectures. Mr. Boukaya holds a B.Sc. in Electronic Engineering from Technion Technology Institute and graduated from Executive Program of Stanford Graduate School of Business. He also holds several patents on DSP Technology.

In connection with Mr. Boukaya’s appointment, he was granted 7,000 restricted stock units on April 8, 2019. Mr. Boukaya also executed an employment agreement with CEVA D.S.P. Ltd., the wholly-owned Israeli subsidiary of the Company. Pursuant to the agreement, Mr. Boukaya’s salary is determined in New Israeli Shekel (“NIS”) and is 65,000 NIS per month. Mr. Boukaya also is eligible to receive an annual cash bonus pursuant to the Board-approved 2019 Executive Bonus Plan, which plan is also applicable to the Chief Executive Officer and Chief Financial Officer of the Company. Pursuant to the 2019 Executive Bonus Plan, Mr. Boukaya’s 2019 cash bonus is determined by the achievement of a combination of a revenue goal (weighting of 40%), earnings per share goal (weighting of 40%) and a discretionary component (weighting of 20%) as determined by the Compensation Committee of the Board. The target amount under the 2019 Executive Bonus Plan for Mr. Boukaya is 50% of his 2019 annual base salary and the maximum amount is 75% of his 2019 annual base salary; the same percentages as the Chief Financial Officer under the plan. Additional details about the 2019 Executive Bonus Plan is set forth in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 13, 2019. In addition to his salary and eligibility under the 2019 Executive Bonus Plan, Mr. Boukaya is entitled to receive social benefits required pursuant to Israeli labor laws, or are common practice in Israel and are generally available to all Israeli employees of the Company. Specifically, based on Israeli labor laws, Mr. Boukaya is entitled to severance pay upon termination of his employment for any reason, including retirement, based on his then recent monthly salary multiplied by the number of years of his employment. In addition, the Company will make a payment based on Mr. Boukaya’s monthly base salary to insurance or pension fund, which accrued amount may be withdrawn by Mr. Boukaya after retirement or, subject to various tax restrictions in Israel, after leaving the Company’s employment. The Company also will contribute to a study fund on Mr. Boukaya’s behalf. In addition, the Company will pay Mr. Boukaya’s disability income insurance in accordance with company procedures. Further, the Company will provide Mr. Boukaya with a monthly car allowance.

Mr. Boukaya is employed at will. In the event Mr. Boukaya desires to terminate his employment with the Company, he must notify the Company six months in advance. Similarly, if the Company desires to terminate Mr. Boukaya’s employment with the Company, it must notify him six months in advance; provided that the Company may terminate Mr. Boukaya’s employment immediately without notice for the following reasons: (i) Mr. Boukaya’s embezzlement of funds of the Company, (ii) Mr. Boukaya’s material breach of the terms and conditions of his employment agreement, (iii) Mr. Boukaya’s involvement in an act which constitutes a breach of trust between himself and the Company, (vi) Mr. Boukaya’s conduct causing grave injury to the Company, monetarily or otherwise, or (v) Mr. Boukaya is indicted of a criminal offense. Other than the cases set forth above, the Company also may terminate Mr. Boukaya’s employment without the six-months advance notice if it pays him an amount equal to six-months of his then-effective salary. Mr. Boukaya’s employment agreement does not provide for any additional compensation in the event of termination of his employment or a change in control of the Company.

Other than the employment agreement described above, there are no material plans, contracts or arrangements, or any material amendment thereto, between Mr. Boukaya and the Company to which he is a party or in which he participates that is entered into in connection with his position with the Company.

There are no related party transactions exceeding $120,000 between Mr. Boukaya and the Company in which he has a direct or indirect material interest. There are no family relationships between Mr. Boukaya and any director or executive officer of the Company.

The foregoing description of the amended and restated employment agreement with Mr. Boukaya is qualified in its entirety by reference to the complete text of the plan which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1           Employment Agreement by and between CEVA D.S.P. Ltd. and Michael Boukaya, effective as of April 4, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEVA, INC.

Date: April 9, 2019	By:	/s/ Yaniv Arieli
Yaniv Arieli
Chief Financial Officer

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